Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 7, 2026 and effective as of January 1, 2026 (the “Effective Date”), by and between Thomas E. Kirn (“Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”) and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, Employee is currently employed by the Company as its Chief Financial Officer pursuant to the terms of that certain Amended and Restated Employment Agreement by and between Employee and the Company, effective as of July 1, 2024 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Employee as the Chief Financial Officer pursuant to the terms set forth in this Agreement, and Employee desires to be employed by Company pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment. The Company agrees to employ Employee as the Company’s Chief Financial Officer on the terms and conditions set forth in this Agreement and Employee agrees to accept such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement. Employee shall be subject to the direction of the Company’s Chief Executive Officer and Board of Directors.

2.             Term. Subject to termination of Employee’s employment pursuant to Section 7 below, the initial term of Employee’s employment hereunder shall be for a period commencing as of January 1, 2026 and ending on March 31, 2029 (the “Initial Expiration Date”); provided, however, that Employee’s employment shall automatically renew for an additional period of one year on the Initial Expiration Date and each one year anniversary of the Initial Expiration Date thereafter, unless and until either the Company or Employee provides written notice of non-renewal to the other party at least ninety (90) days before the Initial Expiration Date or such applicable anniversary thereof; provided, further, that Employee’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 7. The period of time from the Effective Date through the termination of this Agreement and Employee’s employment hereunder pursuant to its terms is herein referred to as the “Term.”

3.             Position and Duties.

3.01              Title. During the Term, Employee agrees to serve as the Company’s Chief Financial Officer and undertake such additional duties as may be directed by the Board of Directors or Chief Executive Officer.

3.02              Duties.

(a)                During the term of this Agreement, Employee agrees to serve the Company and Employee will faithfully and to the best of his ability discharge his duties and will devote his full-time during business hours for the Company and to the business and affairs of the Company, its direct and indirect subsidiaries and certain Affiliates (as defined below) of the Company. Employee hereby confirms that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person, except as set forth below. In addition, Employee understands that the Company’s Board of Directors or Chief Executive Officer may, from time to time, direct that Employee assist and provide services to one or more other entities directly or indirectly owned or controlled by, or under common ownership or control with, the Company (“Affiliates”). Employee recognizes that he will be required to travel to perform certain of his duties.

(b)                Notwithstanding the foregoing, Employee shall be permitted to (i) serve as a member of the board of directors for one unrelated entity so long as such participation does not, in the judgment of the Company’s Board of Directors, interfere with the performance of or create a potential conflict with Employee’s duties hereunder and (ii) participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Company’s Board of Directors, interfere with the performance of or create a potential conflict with Employee’s duties hereunder.

4.              Compensation.

4.01              Base Salary. During the term of this Agreement, the Company shall pay to Employee a base annual salary of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) (“Base Salary”), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.02              Annual Bonus. During the Term, for each calendar year, Employee shall have the opportunity to earn an annual bonus (“Annual Bonus”) based on performance against specified performance objectives (which may include, but is not limited to, budgetary or Adjusted EBITDA-based performance criteria) established prior to or as soon as practicable following each calendar year. For each calendar year during the Term, Employee’s target annual bonus for such year shall be 100% of Employee’s Base Salary (the “Target Bonus”), based upon the achievement of target-level performance objectives to be established each year by the Company’s Board of Directors or the Compensation Committee thereof (the “Target Performance Objectives”). For each calendar year during the Term, the percentage for determining the Annual Bonus may be increased or decreased as set forth below. In the event that the actual performance exceeds or falls below the Target Performance Objectives, the percentage used to determine the Annual Bonus will be adjusted upward or downward, as applicable, by an amount equal to 200% of the percentage by which actual performance exceeds or falls short of the Target Performance Objectives, as applicable. By way of illustration, if actual performance is equal to 110% of the Target Performance Objectives (i.e., a 10 percentage point excess over the Target Performance Objectives), the payout percentage will be 120% of the Target Bonus for such year. Conversely, if actual performance is equal to 90% of the Target Performance Objectives (i.e., a 10 percentage point shortfall from the Target Performance Objectives), the payout percentage will be 80% of the Target Bonus for such year. Notwithstanding the foregoing, in no event shall the Annual Bonus payout percentage for any year be less than 75% of Employee’s Base Salary or greater than 150% of Employee’s Base Salary. Employee’s Annual Bonus shall be paid within ten (10) business days following the filing of the Company’s Annual Report on Form 10-K for the calendar year to which it relates. Except as provided in Section 7, Employee must remain employed by the Company through the date of payment of such Annual Bonus to be entitled to the Annual Bonus.

4.03              Benefits. Employee may participate in all employee benefit plans or programs of Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04             Expenses; Contributions. Company agrees to reimburse all reasonable business expenses incurred by Employee consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05              Vacation and Sick Leave. Employee shall be entitled to vacation during each year of employment consistent with other senior executives of the Company. Such vacation shall be taken at such times as the Chief Executive Officer of the Company shall agree. Employee shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its employees.

4.06               Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company, or any of its Affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent and pursuant to the provisions in the Delaware law. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of this Agreement. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company. The provisions of this Section will survive the termination of this Agreement for any reason.

4.07              Equity Awards. Each year during the Term, Employee shall be granted annual equity awards (the “Annual Award”). Unless a higher award level is approved by Company’s Board of Directors or the Compensation Committee thereof, Employee’s Annual Award for each calendar year shall, except to the extent increased or decreased as set forth below, consist of 40,000 performance-based restricted stock units (“PRSUs”) (based upon the achievement of target-level performance objectives to be established for such year by the Company’s Board of Directors or the Compensation Committee thereof (the “Target PRSU Performance Objectives”)). For each calendar year during the Term, Employee may earn up to 150% of the target number of PRSUs based upon the achievement of maximum performance targets to be established each year by the Company’s Board of Directors or the Compensation Committee thereof that exceed the Target PRSU Performance Objectives; provided that the PRSUs will be earned, at a minimum, with respect to 50% of the target number of PRSUs. In the event that actual performance exceeds or falls below the Target PRSU Performance Objectives, the percentage of the earned PRSUs will be adjusted upward or downward, as applicable, by an amount equal to 200% of the percentage by which actual performance exceeds or falls short of the Target PRSU Performance Objectives. Such adjustment will be determined in the same manner as the same adjustment with respect to the Annual Bonus; provided that in no event shall the number of PRSUs eligible to vest for any year be less than 50% of the target number of PRSUs or greater than 150% of the target number of PRSUs. The resulting earned PRSUs will vest on the date performance relative to the Target PRSU Performance Objectives for the calendar year in which such PRSU was granted is determined (which shall occur within ten (10) business days following the filing of the Company’s Annual Report on Form 10-K for the calendar year with respect to which performance is to be certified). Each Annual Award shall be subject to the terms of the Camping World Holdings, Inc. 2016 Incentive Award Plan, as amended from time to time (or any successor plan) and the applicable award agreement substantially on the form attached hereto as Exhibit A (unless otherwise agreed by the parties).

5.              Confidential Information and Proprietary Information.

5.01              Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates which Employee has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of the Affiliates, any customer or supplier lists of the Company or any of the Affiliates, any confidential or secret development or research work of the Company or any of the Affiliates, or any other confidential information or secret aspect of the business of the Company or any of the Affiliates (collectively, “Confidential Information”). Employee acknowledges that (a) the Company and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization, (b) Employee is and shall become familiar with the Company’s and its Affiliate’s Confidential Information, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company and its Affiliates, (c) the above-described knowledge or information constitutes a unique and valuable asset of the Company and its Affiliates and the Company and its Affiliates have a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill and (d) any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of the Affiliates would be wrongful and would cause irreparable harm to the Company and any of the Affiliates. However, the foregoing shall not apply to any knowledge or information which is now published, or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of the Affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.

5.02              Proprietary Information.

(a) Employee agrees that the results and proceeds of Employee’s services for the Company or its Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company or any of its Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Affiliates) under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company or any of its Affiliates), and the Company or its Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

(b)                Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5.02 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer. Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment with the Company.

(c)                 Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6.             Non-competition and Non-solicitation Covenants and Adversarial Restrictions.

6.01              Non-competition. Employee agrees that, during the Term and for twelve months after the termination of Employee’s employment for any reason (the “Restricted Period”), other than by virtue of a resignation by Employee for Good Reason by reason of clause (d) under Section 7.04 below, Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or Affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or Affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the publication, campground, online marketplace, and membership businesses of the Company or any subsidiary of Affiliate of the Company; the sale, rental, repair or service of recreational vehicles or parts and accessories for recreational vehicles or the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and mechanical breakdown and extended service contracts, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles, automobiles, and motorcycles; the business of providing consumer shows to owners of recreational vehicles; and the business of publishing digital and print media, including magazines, periodicals, books, and blogs and online communities directed to owners of recreational vehicles, all-terrain vehicles, and outdoor enthusiasts; or (b) assist any person in any way to do, or attempt to do, anything prohibited by Section 6.01(a) above. Employee acknowledges (i) that the business of the Company and its Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

6.02              Indirect Competition. Employee further agrees that, during the Term and the Restricted Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.03              Non-solicitation. Employee further agrees that, during the Term and the Restricted Period, he will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or any of its Affiliates or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company or any of its Affiliates.

6.04              Adversarial Restrictions. During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company or any of the Affiliates; provided, however, that nothing in this Section 6.04 will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company or any Affiliate.

6.05              Tolling of Periods and Enforceability. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which Employee is in violation of the provisions of this Section 6. If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 6, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such provision.

6.06              Nondisparagement. Neither party hereto shall, whether in writing or orally, malign, denigrate or disparage Employee, the Company, its subsidiaries or Affiliates, predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company’s obligations under the preceding sentence shall be limited to instructing its and its direct subsidiaries’ senior corporate executives having the rank of Senior Vice President or above to refrain from, whether in writing or orally, maligning, denigrating or disparaging Employee with respect to any of his past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Employee in an unfavorable light.

6.07              Other Protections. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent Employee or the Company from, as applicable, (i) communicating directly with, cooperating with, filing a charge with, reporting possible violations of federal law or regulation to, or providing information to any federal, state or local government agency, including without limitation, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, (ii) providing truthful information to the extent required by applicable law in connection with any legal proceeding, government investigation or other legal matter; (iii) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.

6.08              Acknowledgement. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 5 and 6 may prevent Employee from earning a livelihood in a business similar to the business of the Company, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

7.             Termination.

7.01              Grounds for Termination. Employee’s employment with the Company shall terminate under any of the circumstances set forth below.

(b)                If Employee shall die or due to Employee’s Disability (as defined in Section 7.03 below);

(c)                By mutual agreement of the Company and Employee;

(d)                By Employee for any reason upon notice to the Company, or upon non-renewal of the Term by Employee;

(e)                By the Company for Cause (as defined in Section 7.02 below);

(f)                 By the Company without Cause;

(g)                By Employee for Good Reason (as defined in Section 7.04 below); and

(h)                At the expiration of the Term due to the Company’s non-renewal of the Term pursuant to Section 2 above (which, for the avoidance of doubt, shall constitute a termination by the Company without Cause under Section 7.01(e)).

Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02              For Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for “Cause”:

(b)                Employee shall have breached this Agreement in any material respect, which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

(c)                Employee has engaged in misconduct (including violation of the Company’s policies) that is materially injurious to the Company as reasonably determined by the Company’s Board of Directors; or

(d)                Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

(e)                Employee uses illegal substances; or

(f)                 Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

7.03             “Disability” Defined. The Company may determine that Employee is disabled if he shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of three (3) consecutive months.

7.04              “Good Reason” Defined. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Employee’s written consent:

(b)                A material reduction of Employee’s duties, title, authority or responsibilities, relative to Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities, including, without limitation, following a Change in Control (as defined in the Camping World 2016 Incentive Award Plan, as amended from time to time), Employee ceasing to serve as the chief financial officer of the ultimate parent entity of the Company (or its successor);

(c)                A material reduction by the Company in the Base Salary or Target Bonus as in effect immediately prior to such reduction or, following a Change in Control, a material reduction in Employee’s compensation;

(d)                A material change in the principal geographic location at which Employee must perform services by more than thirty-five (35) miles from the Company’s principal executive offices; or

(e)                 The Company’s material breach of this Agreement or any other written agreement between Employee and the Company.

Employee will not be deemed to have resigned for Good Reason unless (1) Employee provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Employee knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of Employee’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the cure period.

7.05              Surrender of Records and Property. Upon termination of his employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or any of its Affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates, and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in his possession or under his control.

7.06              Payments Upon Termination.

(a)         Accrued Obligations. If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (a) his Base Salary and any accrued but unpaid vacation or paid time off through the date of the termination and (b) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04 (the amounts in this clause (a), the “Accrued Obligations”).

(b)        Termination of Employment Due to Death or Disability. If Employee’s employment is terminated pursuant to Section 7.01(a) then Employee, or Employee’s heirs and assigns, as the case may be, shall be entitled to receive, in addition to the Accrued Obligations: (i) any Annual Bonus pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when such amount would have been payable pursuant to Section 4.02 if his employment had not terminated; (ii) the Annual Bonus for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to Employee’s Target Bonus for such year, multiplied by a fraction, (A) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (B) the denominator of which shall be three hundred sixty-five (365), which payment shall be made within seventy-five (75) days following the date on which the Employee’s employment was so terminated; and (iii) any outstanding unvested time-based equity awards held by Employee will accelerate and vest as of such termination date (with the vesting of any equity awards that is tied in whole or in part to performance to be governed by the terms of the applicable award agreement).

(c)         Termination Without Cause or Resignation for Good Reason. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f) and provided that Employee shall have executed and delivered to the Company the Company’s standard form of release of claims (a “Release”) and any period for rescission of such Release shall have expired without Employee having rescinding such Release, in addition to the Accrued Obligations, Employee shall be entitled to receive: (i) any Annual Bonus pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when such amount would have been payable pursuant to Section 4.02 if his employment had not terminated; (ii) the Annual Bonus for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to Employee’s Target Bonus for such year, multiplied by a fraction, (A) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (B) the denominator of which shall be three hundred sixty-five (365), which payment shall be made within seventy-five (75) days following such termination of Employee’s employment; (iii) any outstanding unvested equity awards held by Employee will accelerate and vest as of such termination date (with the vesting of any equity awards that are tied in whole or in part to performance to be based on the target level of performance, unless otherwise specified in the applicable award agreement); (iv) payment by the Company for COBRA benefits for a period of eighteen (18) months following termination for Employee and any dependents covered immediately prior to termination; and (v) the Severance Amount (as defined below), which Severance Amount shall be paid over a twelve (12) month period at the same times and in the same manner as Employee’s Base Salary had been paid to Employee prior to the termination of his employment hereunder, with the first such payment to occur on the First Payment Date (as defined below) (and any installment payments that would have been made to Employee prior to the First Payment Date shall be paid to Employee in a lump sum on the First Payment Date and the remaining payments shall be made as provided in this clause (v)). As used herein, the “Severance Amount” shall be equal to the sum of (y) Base Salary, as in effect on the date of termination, for one year, and (z) the Annual Bonus, which for purposes hereof shall be equal to the Employee’s Target Bonus for the year in which the date of termination occurs.

8.             Miscellaneous.

8.01              Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

8.02              Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including, without limitation, the Prior Agreement), and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03              Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04              Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05              No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.06              Section 409A.

(a)          For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be compliant with Section 409A or will be exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b)          Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-l(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof, then no payments hereunder that are “nonqualified deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)        Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “nonqualified deferred compensation” subject to Section 409A or exempt from Section 409A under Treasury Regulation §§ 1.409A-1(b)(9) (“separation pay plans”), references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)        Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)         Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release (i) no such payments shall be made unless the Release Effective Date (as defined below) occurs on or prior to the sixtieth (60th) day immediately following Employee’s date of termination, (ii) the Company shall deliver the Release to the Employee within seven (7) days immediately following the date of termination, and (iii) if, as of the Release Expiration Date (as defined below), the Employee has failed to execute the Release or has timely revoked his acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release. Subject to Section 8.06(b), to the extent that any payments due under this Agreement as a result of the Employee’s termination of employment with the Company are “nonqualified deferred compensation” (within the meaning of Section 409A), no such payments shall be paid (or, in the case of installments, shall commence) until the sixtieth (60th) day following the date of termination (the “First Payment Date”) (and any payments that are delayed pursuant to this Section 8.06(e) shall be paid in a lump sum on such First Payment Date and the remaining payments shall be made as provided in this Agreement). For purposes of this Agreement, the “Release Effective Date” shall mean the date on which the Release becomes effective and irrevocable in accordance with its terms. For purposes of this Section 8.06, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Employee, or, in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment act of 1967), the date that is forty-five (45) days following such delivery date.

8.07              280G Parachute Payments.

(a)                Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors or consultants of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4) (A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

8.08              Compensation Recovery Policy. The Employee acknowledges and agrees that he shall take all action necessary or appropriate to comply with the clawback or similar policy adopted by the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback or similar policy otherwise adopted by the Company, and any rules and regulations promulgated thereunder (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

8.09              Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.10              Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

8.11              Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.12             Attorneys’ Fees and Costs. The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney’s fees and costs brought relating to such litigation.

8.13              No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee’s termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

8.14              Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received as follows: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business, to the attention of the General Counsel, or such other address as either party may specify in writing.

8.15              Notice of Immunity. Notwithstanding any provision of this Agreement to the contrary, (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.16              Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

8.17              Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Matthew Wagner
Matthew Wagner
Chief Executive Officer

CWGS ENTERPRISES, LLC

By:	/s/ Matthew Wagner
Matthew Wagner
Chief Executive Officer

EMPLOYEE

By:	/s/ Thomas E. Kirn
Thomas E. Kirn

Exhibit A

CAMPING WORLD HOLDINGS, INC.
2016 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

Camping World Holdings, Inc., a Delaware corporation, (the “Company”), pursuant to its 2016 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of performance stock units (“Performance Stock Units” or “PSUs”). Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), a number of shares of Common Stock (each, a “Share”) based on the Company’s achievement of certain performance goals over the applicable performance period. This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Grant Number:	[ • ]
Participant:	[ • ]
Grant Date:	[ • ]
Target Number of PSUs:	[ • ]
Maximum Number of PSUs:	[ • ][1]
Minimum Number of PSUs:	[ • ][2]
Vesting Schedule:	The PSUs shall vest as provided in Exhibit B.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, this Grant Notice, the Agreement, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant and the Company agree that the PSUs are granted under and governed by the terms and conditions of the Plan, this Grant Notice and the Agreement.

CAMPING WORLD HOLDINGS, INC.:	PARTICIPANT:

By:	By:
Print	Print
Name:	Name:
Title:
Address:	Address:

1 NTD: To be 150% of the Target Number of PSUs.

2 NTD: To be 50% of the Target Number of PSUs.

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of PSUs set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1              Incorporation of Terms of Plan. The PSUs and the shares of Class A Common Stock (“Stock”) issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

Award OF PERFORMANCE STOCK UNITS

2.1              Award of PSUs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan. Each PSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.2              Vesting Schedule.

(a)                The PSUs shall vest and become non-forfeitable with respect to the applicable portion thereof in accordance with Exhibit B to the Grant Notice.

(b)                Except as provided in Exhibit B, and except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, including, without limitation, the Employment Agreement (as defined in Exhibit B), Participant shall immediately forfeit any and all PSUs granted under this Agreement which have not been earned and vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such PSUs which are not so vested shall lapse and expire. For the avoidance of doubt, the PSUs shall be subject to any more favorable accelerated vesting as set forth in the Employment Agreement.

2.3              Distribution of PSUs. Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the applicable vesting date of the applicable PSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code). Notwithstanding the foregoing, the Company may delay a distribution of PSUs if it reasonably determines that such distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution shall be made at the earliest date at which the Company reasonably determines that the making of such distribution will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no distribution shall be delayed under this Section 2.3 if such delay will result in a violation of Section 409A of the Code.

2.4              Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.

2.5              Tax Withholding. Notwithstanding any other provision of this Agreement:

(a)            The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company or its Subsidiaries shall, with respect to any withholding taxes arising in connection with the distribution of any of the Participant’s PSUs, withhold a net number of vested shares of Stock otherwise issuable pursuant to such PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the maximum statutory withholding rates for Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes; provided, however, that Participant may alternatively elect, in writing or electronically, not less than 5 days prior to any distribution date, to remit payment in one or more of the forms specified below:

(i)                by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)              with the consent of the Administrator, by the deduction of such amount from other compensation payable to Participant;

(iii)             by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)             with respect to any withholding taxes arising in connection with the distribution of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(v)              with the consent of the Administrator, in any combination of the foregoing.

(b)            With respect to any withholding taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to the first paragraph of Section 2.5(a) or Section 2.5(a)(ii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the PSUs to, or to cause any such shares of Stock to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.

(c)            In the event any tax withholding obligation arising in connection with the PSUs will be satisfied under the first paragraph of Section 2.5(a), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any shares of Stock in settlement of the PSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(c) if such delay will result in a violation of Section 409A of the Code.

(d)            Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, or vesting of the PSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

2.6              Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE III.

OTHER PROVISIONS

3.1              Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

3.2              PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the PSUs may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

3.3              Tax Consultation. The Participant represents that the Company has not provided the Participant with any tax advice in connection with the PSUs and that the Participant is not relying on the Company for any tax advice in connection with the PSUs.

3.4              Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5              Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.

3.6              Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7              Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8              Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.9              Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

3.10            Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.

3.11            Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.12            Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.13             Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

3.14            Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.15            Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.16            Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

3.17            Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

3.18            Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

3.19            Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in the first paragraph of Section 2.5(a), Section 2.5(a)(iv) or Section 2.5(b): (a) any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (b) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

EXHIBIT B

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

VESTING SCHEDULE

1.             Definitions.

(a)            “Cause” shall have the meaning given to such term in the Employment Agreement.

(b)            “Certification Date” means the date on which the Administrator certifies the [Performance Metric for Year of Grant] achievement and the resulting Earned but Unvested PSUs for the Performance Period, which certification shall occur within ten (10) business days following the filing of the Company’s Annual Report on Form 10-K for the applicable Performance Period (but in no event later than June 30 of the calendar year following the end of the applicable Performance Period); provided, however, that in the event a Change of Control occurs prior to the occurrence of the Certification Date, the Certification Date will be the date of such Change of Control.

(c)            “Disability” shall have the meaning given to such term in the Employment Agreement.

(d)            “Earned but Unvested PSUs” means, subject to Sections 3 and 4, any PSUs earned pursuant to Section 2(a) during the Performance Period but for which the Service-Based Vesting Date has not yet occurred; provided, however, that in no event shall the Earned but Unvested PSUs be less than the Minimum Number of PSUs set forth in the Grant Notice.

(e)            “Employment Agreement” means that certain [Second Amended and Restated] Employment Agreement, dated [ ˜ ], 2026, between Participant and the Company, as amended from time to time.

(f)             “Good Reason” shall have the meaning given to such term in the Employment Agreement.

(g)            “Performance Metric” means [Performance Metric for Year of Grant].3

(h)            “Performance Period” means the period beginning on January 1, [Year of Grant], and ending on December 31, [Year of Grant].

3 NTD: To be specified at time of grant by the Administrator. Definition for specified Performance Metric to also be added.

2.            Performance Achievement; Vesting.

(a)            Determination of Earned but Unvested PSUs. Subject to Sections 3 and 4 below, the Earned but Unvested PSUs will be determined based on the Company’s [Performance Metric for Year of Grant] for the Performance Period (rounded to the nearest whole share), as described below. The target level of performance relative to [Performance Metric for Year of Grant] for the Performance Period is set forth in the table below.

	[Performance Metric for Year of Grant] for the Performance Period	Number of Earned but Unvested PSUs
Target	$[Insert Target][4]	100% of Target Number of PSUs

In the event that actual performance exceeds or falls below the Target level of performance, the percentage of the Earned but Unvested PSUs will be adjusted upward or downward, as applicable, by an amount equal to 200% of the percentage by which actual performance exceeds or falls short of the Target level of performance. By way of illustration, if actual performance is equal to 110% of the Target level of performance (i.e., a 10 percentage point excess over the Target level of performance), the number of Earned but Unvested PSUs will equal 120% of the Target Number of PSUs. Conversely, if actual performance is equal to 90% of the Target level of performance (i.e., a 10 percentage point shortfall from the Target level of performance), the number of Earned but Unvested PSUs will equal 80% of the Target Number of PSUs. Notwithstanding the foregoing, in no event shall the number of Earned but Unvested PSUs be less than the Minimum Number of PSUs set forth in the Grant Notice, nor more than the Maximum Number of PSUs set forth in the Grant Notice.

(b)           Time-Based Vesting. Subject to Sections 3 and 4 below, the Earned but Unvested PSUs will vest in full on the Certification Date (the “Service-Based Vesting Date”), subject to Participant’s continued employment or service through the Service-Based Vesting Date.

3.            Effect of a Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, the Earned but Unvested PSUs shall be determined as of the date of the Change in Control based on the greater of (a) the Target level of performance or (b) the actual level of performance for the Performance Period (or any portion thereof that has elapsed to the extent the Change in Control occurs prior to the last day of the Performance Period) (as determined as of immediately prior to the date of the Change in Control by the Administrator in its sole discretion) and the corresponding Earned but Unvested PSUs will vest as of the date of the Change in Control, subject to Participant’s continued employment or service through such date.

4 NTD: To be specified at the time of grant by the Administrator.

4.            Effect of Termination of Service.

(a)            Subject to Section 4(b), notwithstanding anything else to the contrary herein, if Participant incurs a Termination of Service due to (x) the Participant’s death or Disability or (y) the Participant’s Termination of Service without Cause or as a result of a resignation for Good Reason prior to the Service-Based Vesting Date (a termination in clauses (x) and (y), a “Qualifying Termination”):

(i)                    In the event the Qualifying Termination occurs prior to the last day of the Performance Period, the [Performance Metric for Year of Grant] goals shall be deemed achieved at the Target level of performance as of the date of the Qualifying Termination and the corresponding percentage of PSUs determined in accordance with Section 2(a) shall become Earned but Unvested PSUs and shall vest on the date of the Qualifying Termination.

(ii)                   In the event the Qualifying Termination occurs on or after the last day of the Performance Period, the Earned but Unvested PSUs determined in accordance with Section 2(a) shall vest in full on the later of (A) the date of the Qualifying Termination or (B) the Certification Date.

(b)            Unless otherwise determined by the Board, the vesting set forth in Section 4(a) (except as a result of a Qualifying Termination under clause (x) above) shall be subject to Participant’s execution of an effective release of claims in a form reasonably acceptable to the Company (which release of claims must become effective in accordance with its terms within sixty (60) days following the date of Participant’s Qualifying Termination).

5.            Distribution of PSUs. Any Shares issuable with respect to the earned and vested PSUs will be distributed to the Participant in accordance with Section 2.3 of the Agreement.

6.            Forfeiture. Any portion of the Award and any PSUs which do not vest (or are no longer eligible to vest) pursuant to Sections 2, 3 and 4 above shall automatically and without further action be cancelled and forfeited by the Participant, and the Participant shall have no further right or interest in or with respect to such portion of the Award or PSUs.